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                                                                    EXHIBIT 99.2

                      [NEXTRON COMMUNICATIONS LETTERHEAD]


                                 ________, 2000



Dear Broker:

As you may know, we are undertaking an initial public offering of our shares of common stock. We are permitting Safeguard Scientifics, Inc. to use the Safeguard Subscription Program to offer Safeguard stockholders the opportunity to buy shares of our common stock at the initial public offering price. The price per share under this program will be the same price that all investors will pay in our initial public offering.

The enclosed questions and answers will provide you with the key terms of the Safeguard Subscription Program. PLEASE NOTE THAT THE SAFEGUARD SUBSCRIPTION PROGRAM WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE OFFERING PRICE IS SET.

IF YOU HAVE ANY QUESTIONS REGARDING THE SAFEGUARD SUBSCRIPTION PROGRAM, PLEASE CALL SAFEGUARD AT (888) SFE-1200. PLEASE DO NOT CALL NEXTRON REGARDING THIS PROGRAM. You also may find information about this program on Safeguard's web site at www.safeguard.com.

Preliminary prospectuses for distribution to Safeguard stockholders are being distributed through Corporate Investor Communications, Attention: Processing Department, 111 Commerce Road, Carlstadt, NJ 07072-2586, telephone number (201) 896-1900. Please call Corporate Investor Communications if you do not receive a sufficient number of prospectuses for distribution to Safeguard stockholders. You should provide a copy of the preliminary prospectus to each Safeguard stockholder on whose behalf you hold shares who is eligible to participate in this program.

                                   Sincerely,



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                         SAFEGUARD SUBSCRIPTION PROGRAM
                        FOR NEXTRON COMMUNICATIONS, INC.

Q: WHO IS ELIGIBLE TO PARTICIPATE IN THE SAFEGUARD SUBSCRIPTION PROGRAM FOR NEXTRON COMMUNICATIONS, INC.?

A: Only record holders of at least 100 shares of Safeguard stock on ______, 2000.

Q: HOW WAS THE OPPORTUNITY TO PURCHASE IPO SHARES ALLOCATED TO SAFEGUARD STOCKHOLDERS?

A: Safeguard stockholders received a subscription offer to purchase 1 share of Nextron for each ___ shares of Safeguard owned on __________, 2000, subject to the minimum purchase requirement.

       If a Safeguard stockholder owned at least 100 shares of Safeguard common stock but the number of shares was not evenly divisible by ___, Safeguard will round down the subscription offer to the nearest whole number.

       The offer to purchase shares under the Safeguard Subscription Program is nontransferable and cannot be combined among multiple accounts.

       There will not be an oversubscription privilege under this program.

Q:     IS THERE A MINIMUM PURCHASE REQUIREMENT?

A: The minimum subscription that will be accepted is for ____ shares of Nextron common stock. Therefore, holders of fewer than 100 Safeguard shares as of ___________, 2000 will be unable to purchase shares in the Safeguard Subscription Program for Nextron.

Q: HOW WILL I KNOW WHEN THE OFFERING PRICES AND WHAT THE EXPIRATION DATE FOR THE OFFERING WILL BE?

A: When the offering is declared effective by the SEC and the offering price is set, Safeguard will:
       -      issue a press release to the wire services;
       - send you an e-mail alert if you signed up for this on its Web site at www.safeguard.com;
       -      post this information on its Web site;
       - update its automated investor relations line (888) SFE-1200 through which you will be able to listen to the text of the press release announcing the price and the expiration date or request a faxed copy of the release;
       - notify the New York Stock Exchange and request that they notify all of their members; and
       - notify Depository Trust Clearing Corporation, which will electronically notify all of its participants.



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Q:     WHEN CAN SUBSCRIPTIONS AND PAYMENT BE SUBMITTED?

A: Subscriptions and payment will only be accepted by the offering agent after the initial public offering price of the Nextron common stock has been determined. ChaseMellon Shareholder Services, L.L.C. is the offering agent.

       Once a subscription and payment have been received and accepted by the offering agent, the subscription may not be revoked.

       THE OFFERING AGENT WILL STOP ACCEPTING SUBSCRIPTIONS AND PAYMENTS AT 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE IPO PRICE HAS BEEN SET.

       Depository Trust Clearing Corporation will handle subscriptions on behalf of its participants. When you subscribe for shares of Nextron through DTCC's automated subscription system, you will be required to confirm that you are subscribing only on behalf of holders that meet the minimum per account purchase requirement of ___ shares.

Q: WHEN WILL THE NEXTRON SHARES PURCHASED IN THE SAFEGUARD SUBSCRIPTION PROGRAM BE DISTRIBUTED?

A: Nextron's transfer agent is expected to distribute the shares to Depository Trust Clearing Corporation approximately three business days following the expiration of the Safeguard Subscription Program.